ZIPREALTY, INC.

DIRECTOR COMPENSATION POLICY

Non-employee directors of ZipRealty, Inc. (the “Company”) shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company, commencing upon the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, with respect to the Company’s common stock:

Initial Option Grant for New Board Members

Pursuant to the Company’s 2004 Equity Incentive Plan, an automatic grant of an option to purchase 16,666 shares of common stock of the Company (an “Initial Option”) shall be granted on or about the date such non-employee director first becomes a member of the Board, at an exercise price equal to the fair market value of the common stock on the date of grant. The Initial Option is subject to vesting over a period of three years in equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Option.

Annual Option Grant for Continuing Board Members

Pursuant to the Company’s 2004 Equity Incentive Plan, an automatic annual grant of an option to purchase 10,000 shares of common stock of the Company shall be made to the Company’s continuing non-employee Chairman of the Board, and an automatic annual grant of an option to purchase 6,666 shares of common stock of the Company shall be made to each other continuing non-employee director of the Company, on the date of each Company annual meeting of stockholders beginning in 2012, at an exercise price equal to the fair market value of the common stock on the date of grant (each, an “Annual Option”). Each Annual Option vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) the Company’s next annual meeting of stockholders at which directors are elected, subject to the non-employee director’s continued service to the Company through the vesting date. A continuing non-employee Chairman of the Board or director will receive an Annual Option only if he or she has served on the Board for at least the preceding six (6) months.

Annual Cash Compensation

Annual Retainer

Each non-employee director shall be entitled to an annual cash retainer in the amount of $18,000 (the “Annual Retainer”). The Company shall pay such retainer on a quarterly basis, subject to the non-employee director’s continued service to the Company as a non-employee director on each such date.

Additional Retainer for Board Committee Chairpersons

In addition to the Annual Retainer, a non-employee director who serves as the Chairperson of a Board committee shall be entitled to the following annual cash retainer: (a) $25,000 for the Chairperson of the Audit Committee; (b) $5,000 for the Chairperson of the Compensation Committee; and (c) $5,000 for the Chairperson of the Corporate Governance and Nominating Committee. The Company shall pay the applicable retainer on a quarterly basis, subject to the non-employee director’s continued service to the Company as Chairperson of the applicable Board committee on each such date.

Additional Retainer for Board Committee Members

In addition to the Annual Retainer, a non-employee director who serves as a member, but not the Chairperson, of a Board committee shall be entitled to the following annual cash retainer: (i) $5,000 for membership on the Audit Committee; (ii) $2,500 for membership on the Compensation Committee; and (iii) $2,500 for membership on the Corporate Governance and Nominating Committee. The Company shall pay the applicable retainer on a quarterly basis, subject to the non-employee director’s continued service to the Company as a member of the applicable Board committee on each such date.

Proration of Cash Retainers

Notwithstanding anything in this Director Compensation Policy to the contrary, in the event a non-employee director assumes or vacates a position on the Board or one of its committees during a quarter, he or she shall be entitled to a prorated portion of the cash retainer for such position for that quarter based on the percentage of days in that quarter during which he or she served in that position.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

Each Initial Option and Annual Option shall be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan and the terms of the Stock Option Agreement issued thereunder. The descriptions of these grants set forth above are qualified in their entirety by reference to the 2004 Equity Incentive Plan and the applicable Stock Option Agreement issued thereunder.

Last revised March 8, 2012